Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-89389 on Form N-1A of our report dated July 21, 2026, relating to the financial statements and financial highlights of BlackRock Event Driven Equity Fund of BlackRock Large Cap Series Funds, Inc. (the “Fund”) appearing in the Form N-CSR of the Fund for the year ended May 31, 2026, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 22, 2026